Exhibit 4.1

LIMITED CONSENT AND FOURTEENTH AMENDMENT

to

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This LIMITED CONSENT AND FOURTEENTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of May 9, 2006, by and among THERMADYNE INDUSTRIES, INC., a Delaware corporation (“Industries”), THERMAL DYNAMICS CORPORATION, a Delaware corporation (“Dynamics”), TWECO PRODUCTS, INC., a Delaware corporation (“Tweco”), VICTOR EQUIPMENT COMPANY, a Delaware corporation (“Victor”), C & G SYSTEMS, INC., an Illinois corporation (“C & G”), STOODY COMPANY, a Delaware corporation (“Stoody”), THERMAL ARC, INC., a Delaware corporation (“Thermal Arc”), PROTIP CORPORATION, a Missouri corporation (“ProTip”), THERMADYNE INTERNATIONAL CORP., a Delaware corporation (“International”, and collectively with ProTip, Thermal Arc, Stoody, C & G, Victor, Tweco, Dynamics and Industries, the “Borrowers”), the other persons designated as Credit Parties on the signature pages hereof, GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“Agent”) and the Persons signatory thereto from time to time as Lenders. Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them in Annex A to the Credit Agreement and the Intercreditor Agreement (each as hereinafter defined).

RECITALS

WHEREAS, the Borrowers, the Credit Parties, Agent and Lenders have entered into that certain Second Amended and Restated Credit Agreement dated as of November 22, 2004 (as further amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Borrowers and the other Credit Parties have requested that Agent and Lenders amend certain provisions of the Credit Agreement; and

WHEREAS, the Agent and Lenders have agreed to amend the Credit Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

1.                                       Limited Consent. The Agent and Lenders hereby consent to certain amendments to the High Yield Notes as specified in that certain Supplemental Indenture attached hereto as Exhibit B so long as the conditions to the effectiveness of this Amendment provided in Section 5 below have been satisfied.

2.                                       Amendment to Section 1.7(d). Section 1.7(d) of the Credit Agreement is hereby amended by amending and restating the second sentence thereof to read in its entirety as follows:

“As used herein, the term “Applicable Percentage” shall mean (x)  two percent (2%), in the case of a prepayment and corresponding reduction or termination of the Revolving Loan Commitment during the second Loan Year following the Closing Date, (y) one percent (1%), in the case of a prepayment and corresponding reduction or termination of the Revolving Loan Commitment during the third Loan Year following the Closing Date and (z) zero for any reductions thereafter.”

3.                                       Amendment to Section 4.1(a). Section 4.1(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E. Notwithstanding the timing otherwise set forth in Annex E, (i) the monthly financials required to be delivered pursuant to subsection (a) of Annex E for the Fiscal Months ending January 31, 2006 and February 28, 2006 shall not be required to be delivered until May 15, 2006 and (ii) the monthly financials required to be delivered pursuant to subsection (a) of Annex E for the Fiscal Month ending March 31, 2006 and the annual audited financials required to be delivered pursuant to subsection (c) of Annex E for the Fiscal Year ending December 31, 2005 shall not be required to be delivered until June 15, 2006.”

4.                                       Amendment to Section 6.3(b). Section 6.3(b) of the Credit Agreement is hereby amended by amending and restating clause (iv) thereof to read in its entirety as follows:

“(iv) no more than once in any Fiscal Year within 30 days after Agent’s receipt of Borrowers’ annual Financial Statements in accordance with Annex E of the Credit Agreement, a prepayment of the High Yield Notes in an amount equal to the Excess Cash Flow Amount (as defined in the Indenture Amendment), the calculation of which shall be reasonably satisfactory to Agent and otherwise in accordance with the amendments to the High Yield Notes specified in that certain Supplemental Indenture attached as Exhibit B (the “Indenture Amendment”) to the Limited Consent and Fourteenth Amendment to this Agreement dated as of May 9, 2006, so long as Borrower Representative has given three Business Days’ prior written notice to Agent of such proposed prepayment and the following shall be satisfied to the satisfaction of Agent in its sole discretion: (i) prior to any such prepayment the Borrowers shall have prepaid the Term Loans in full, (ii) no Event of Default has occurred and is continuing both before and after giving effect to such prepayment and (iii) after giving effect to any such prepayment the average daily Borrowing Availability, as determined by the Agent, shall have been not less than the greater of (x) $20,000,000 (with all trade payables being paid current in the ordinary course of business other than those being contested in the ordinary course of business) during the 30-day period immediately prior to such payment and (y) 4.0% of revenue for the immediately preceding Fiscal Year as supported by the audited annual Financial Statements for such Fiscal Year.”

2

5.                                       Amendment to Annex A. Annex A of the Credit Agreement is hereby amended by amending and restating the definition of “EBITDA” to read in its entirety as follows:

““EBITDA” means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock, and (vii) any non-recurring employee severance expenses, not to exceed $2,000,000 in the aggregate, accrued prior to December 31, 2006, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus or minus as applicable (d) the impact of any net change in the Borrowers’ LIFO inventory reserve. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person; (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.”

6.                                       Amendment to Annex G. Annex G of the Credit Agreement is hereby amended and restated in its entirety as provided on Exhibit A attached hereto.

3

7.                                       Representations and Warranties of Credit Parties. The Credit Parties represent and warrant that:

(a)                                            the execution, delivery and performance by the Credit Parties of this Amendment have been duly authorized by all necessary corporate action required on its part and this Amendment is a legal, valid and binding obligation of the Credit Parties enforceable against the Credit Parties in accordance with its terms except as the enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); and

(b)                                           after giving effect to this Amendment, each of the representations and warranties contained in the Credit Agreement is true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date.

8.                                       Conditions To Effectiveness. This Amendment shall be effective upon the following (all in form and substance satisfactory to Agent):

(a)                                        execution and delivery of this Amendment by the Lenders and the Credit Parties;

(b)                                       the Agent shall have received a copy of a fully executed and delivered amendment, in form and substance satisfactory to Agent, to that certain Second Lien Credit Agreement, dated as of July 29, 2004, by and among the Borrowers, Credit Suisse and the other Persons signatory thereto; and

(c)                                              payment in full of all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors for advice, assistance, or other representation in connection with this Amendment, as provided in Section 11.3(a) of the Credit Agreement.

9.                                       Reference To And Effect Upon The Credit Agreement.

(a)                                            The Credit Agreement and the other Loan Documents shall remain in full force and effect, as amended hereby, and are hereby ratified and confirmed.

(b)                                             The waiver and amendments set forth herein is effective solely for the purposes set forth herein and shall be limited precisely as written, and shall not be deemed to (i) be a consent to any amendment, waiver or modification of any other term or condition of the Credit Agreement or any other Loan Document, (ii) operate as a waiver or otherwise prejudice any right, power or remedy that the Agent or the Lenders may now have or may have in the future under or in connection with the Credit Agreement or any other Loan Document or (iii) constitute a waiver of any provision of the Credit Agreement or any Loan Document, except as specifically set forth herein. Upon the effectiveness of this Waiver, each reference in the Credit Agreement to “this Agreement”, “herein”, “hereof” and words of like import and each reference in the Credit Agreement and the Loan Documents to the

4

Credit Agreement shall mean the Credit Agreement as amended hereby. This Waiver shall be construed in connection with and as part of the Credit Agreement.

10.                                 Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF NEW YORK.

11.                                 Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

12.                                 Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

13.                                 Reaffirmation of Guaranties. The Credit Parties signatory hereto hereby reaffirm their Guaranties of the Obligations, taking into account the provisions of this Amendment.

[Signature pages follow]

5

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

LENDER:

GENERAL ELECTRIC CAPITAL
CORPORATION,
as Agent and Lender

By:	/s/ Samantha Farber
Duly Authorized Signatory

CREDIT PARTIES:

THERMADYNE INDUSTRIES, INC.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

THERMAL DYNAMICS CORPORATION

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

TWECO PRODUCTS, INC.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

VICTOR EQUIPMENT COMPANY

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

C & G SYSTEMS, INC.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

S-1

STOODY COMPANY

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

THERMAL ARC, INC.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

THERMADYNE INTERNATIONAL CORP.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

PROTIP CORPORATION

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

THERMADYNE HOLDINGS CORPORATION

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

MECO HOLDING COMPANY

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

C&G SYSTEMS HOLDING, INC.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

THERMADYNE AUSTRALIA PTY LTD.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

DUXTECH PTY LTD.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

CIGWELD PTY LTD.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

QUETALA PTY. LTD.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

QUETACK PTY. LTD.

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

THERMADYNE WELDING PRODUCTS CANADA LIMITED

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

THERMADYNE INDUSTRIES LIMITED

By:	/s/ Patricia S. Williams
Name:	Patricia S. Williams
Title:	Vice President, Secretary & General Counsel

EXHIBIT A

AMENDED AND RESTATED ANNEX G (Section 6.10)

to

CREDIT AGREEMENT

FINANCIAL COVENANTS

(a)                                  Financial Covenants. Borrowers shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

(i)                                     Maximum Capital Expenditures. Holdings and its Subsidiaries on a consolidated basis shall not make Capital Expenditures during the following periods that exceed in the aggregate the amounts set forth opposite each of such periods:

Period	Maximum Capital Expenditures per Period

Fiscal Year 2003;	$18,000,000
Fiscal Year 2004;	$17,000,000
Fiscal Year 2005;	$17,000,000
Fiscal Year 2006;	$18,000,000
Fiscal Year 2007;	$18,000,000
Fiscal Year 2008;	$18,000,000

; provided, however, that the amount of permitted Capital Expenditures referenced above will be increased in any period by the positive amount equal to the lesser of (i) 50% of the amount of permitted Capital Expenditures for the immediately prior period, and (ii) the amount (if any), equal to the difference obtained by taking the Capital Expenditures limit specified above for the immediately prior period minus the actual amount of any Capital Expenditures expended during such prior period (the “Carry Over Amount”), and for purposes of measuring compliance herewith, the Carry Over Amount shall be deemed to be the last amount spent on Capital Expenditures in that succeeding year; provided, further, that the amount of Capital Expenditures for Fiscal Year 2003 and Fiscal Year 2004 shall not include up to $5,500,000 of Capital Expenditures made in connection with the expansion of the real property located in Denton, Texas to the extent financed with a Capital Lease.

(ii) Minimum Fixed Charge Coverage Ratio. Holdings and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter, a Fixed Charge Coverage Ratio for the 12-month period then ended (or with respect to the Fiscal Quarters ending on or before December 31, 2006 but after the Fiscal Quarter ending December 31, 2005, the period commencing January 1, 2006 and ending on the last day such Fiscal Quarter) of not less than the following:

1.10 for the Fiscal Quarter ending December 31, 2003;

1.10 for the Fiscal Quarter ending March 31, 2004;

1.05 for the Fiscal Quarter ending June 30, 2004;

1.00 for the Fiscal Quarter ending September 30, 2004;

0.90 for the Fiscal Quarter ending December 31, 2004;

0.85 for the Fiscal Quarter ending March 31, 2005;

0.90 for the Fiscal Quarter ending June 30, 2005;

0.93 for the Fiscal Quarter ending September 30, 2005;

0.81 for the Fiscal Quarter ending December 31, 2005;

1.00 for the Fiscal Quarter ending March 31, 2006; and

1.10 for the Fiscal Quarter ending June 30, 2006 and each Fiscal Quarter thereafter.

(iii)                               Intentionally Omitted.

(iv)                              Maximum Leverage Ratio. Until such time as the Second Lien Loan Obligations have been paid in full in accordance with Section 6.3(b)(vi) or refinanced in accordance with Section 5.13 (provided, however, that if after such payment in full or refinancing, Borrowing Availability is at any time less than $15,000,000 this Financial Covenant shall be reinstated until the Commitment Termination Date), Holdings and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, a Leverage Ratio as of the last day of such Fiscal Quarter and for the 12-month period then ended (or with respect to the Fiscal Quarters ending on or before December 31, 2006 but after the Fiscal Quarter ending December 31, 2005, the period commencing January 1, 2006 and ending on the last day such Fiscal Quarter) of not more than the following:

5.00 for the Fiscal Quarter ending December 31, 2003;

5.00 for the Fiscal Quarter ending March 31, 2004;

5.00 for the Fiscal Quarter ending June 30, 2004;

5.53 for the Fiscal Quarter ending September 30, 2004;

6.18 for the Fiscal Quarter ending December 31, 2004;

6.70 for the Fiscal Quarter ending March 31, 2005;

7.08 for the Fiscal Quarter ending June 30, 2005;

6.72 for the Fiscal Quarter ending September 30, 2005;

6.63 for the Fiscal Quarter ending December 31, 2005;

5.00 for the Fiscal Quarter ending March 31, 2006*; and

4.25 for the Fiscal Quarter ending June 30, 2006*;

4.00 for the Fiscal Quarter ending September 30, 2006*;

3.90 for the Fiscal Quarter ending December 31, 2006; and

3.75 for each Fiscal Quarter ending thereafter.

* For the measuring periods ending March 31, 2006, June 30, 2006 and September 30, 2006, EBITDA shall be calculated as follows: (a) for the measuring period ending March 31, 2006, EBITDA shall equal the actual amounts thereof for the period from January 1, 2006 through March 31, 2006 multiplied by 4.0, (b) for the measuring period ending June 30, 2006, EBITDA shall equal the actual amounts thereof for the period from January 1, 2006 through June 30, 2006 multiplied by 2.0 and (c) for the measuring period ending September 30, 2006, EBITDA shall equal the actual amounts thereof for the period from January 1, 2006 through September 30, 2006 multiplied by 1.33.

Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrowers, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrowers’ and their Subsidiaries’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions); (ii) changes in accounting principles concurred in by any Borrower’s certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period. If Agent, Borrowers and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Agent, Borrowers and Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change. For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex F shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Agent.

EXHIBIT B

Please see attached.

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May [    ], 2006, among Thermadyne Holdings Corporation, a Delaware corporation (the “Company”), as issuer, the Guarantors listed on the signature pages hereto (the “Guarantors”), as guarantors, and U.S. Bank National Association (the “Trustee”), as trustee.

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors and the Trustee have heretofore entered into an Indenture, dated as of February 5, 2004 (the “Original Indenture”), relating to the Company’s outstanding 9¼% Senior Subordinated Notes due 2014 (the “Securities”);

WHEREAS, the Company has solicited consents from Holders of the Securities to, among other things, certain amendments (the “Amendments”) to the Original Indenture which are set forth in this Supplemental Indenture;

WHEREAS, the Company has received consents to the Amendments from Holders of a majority in aggregate principal amount of the outstanding Securities; and

WHEREAS, pursuant to the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of Holders of the Securities as follows:

ARTICLE I

AMENDMENTS

A.            Section 1.01 of the Indenture will be amended by adding the following defined terms:

“Excess Cash Flow” means, for the Company and its Restricted Subsidiaries, for any period, the excess of EBITDA for such period over the sum, without duplication, of (i) Consolidated Interest Expense for such period, (ii) all federal, state, foreign and other income taxes accrued or paid in cash (without duplication) by the Company and its Restricted Subsidiaries during such period, (iii) capital expenditures made in cash during such period, (iv) the amount by which the net difference between (x) current assets, other than cash and cash equivalents, and (y) current liabilities, other than the current amount of Indebtedness outstanding under the Credit Agreement, in each case of the Company and its Restricted Subsidiaries as of the last day of such period, differs from the comparable amount calculated as of the day immediately preceding the first day of such period (or, with respect to the difference determined as of December 31, 2006, to the comparable amount as of June 30, 2006), (v) cash payments attributable to investments in, or acquisitions of, a Related Businesses or the purchase of any part of the assets thereof, (vi) the aggregate amount of all scheduled, mandatory and voluntary prepayments, repayments, redemptions or purchases of Indebtedness of the Company or any Restricted Subsidiary made during such Excess Cash Flow Period that result in the permanent reduction of such Indebtedness or related facility (other than prepayments, repayments, redemptions or purchases made with the proceeds of Indebtedness Incurred to Refinance the Indebtedness prepaid, repaid, redeemed or purchased during such Excess Cash Flow Period), and (vii) the aggregate amount of contributions by the Company to any underfunded tax-qualified pension plan and other post-retirement benefits of the Company during such Excess Cash flow Period; provided, however, that the amount permitted to be deducted pursuant to this clause (vii) shall be limited to the amount of contributions deductible for Federal income tax purposes and only to the extent the plan and other post-retirement benefits are underfunded.  Within 105 days of the end of the applicable Excess Cash Flow Period, the Company shall circulate to the Holders a reasonably detailed calculation of the Excess Cash Flow for the applicable Excess Cash Flow Period and a statement of the Company’s intended application thereof.

“Excess Cash Flow Amount” means, for any Excess Cash Flow Period, an amount equal to 75% of the Excess Cash Flow for such Excess Cash Flow Period.

“Excess Cash Flow Period” means (i) initially, the period from July 1, 2006 to December 31, 2006 and (ii) thereafter, the twelve-month period ending on the last day of each succeeding calendar year.

“GECC Credit Facility” means that certain Second Amended and Restated Credit Agreement, dated November 22, 2004, among Thermadyne Industries, Inc. and the other borrowers party thereto, General Electric Capital Corporation, as amended through the Fourteenth Amendment thereto and in effect on May 9, 2006.

B.                                     Section 4.02 of the Original Indenture shall be amended to insert the following paragraph at the end thereof:

“Notwithstanding the foregoing, any report, document or information referred to in this Section 4.02 that the Company would have been required (but for this sentence) to file with the SEC or furnish to the Trustee, the Holders or any other Person at any time before June 30, 2006, shall not be required to be so filed or furnished until June 30, 2006.”

C.                                     A new Section 4.14 will be added to the Indenture as follows:

“SECTION 4.14  Excess Cash Flow Payment. (a)  If the Company has in excess of $2.0 million of Excess Cash Flow for any Excess Cash Flow Period, within 105 days after the end of such Excess Cash Flow Period, the Company shall apply an amount equal to the Excess Cash Flow Amount to either:

(1)  permanently prepay, repay, redeem or purchase Senior Indebtedness of the Company; or

(2)  subject to the limitations set forth in Section 6.3(b) of the GECC Credit Facility or the limitations contained in any other Senior Indebtedness so long as such limitations are no more restrictive than Section 6.3(b) of the GECC Credit Facility, make an offer to the Holders of the Securities to purchase Securities pursuant to an Excess Cash Flow Offer (as defined below).

Each Offer to purchase Securities pursuant to this Section 4.14 (each, an “Excess Cash Flow Offer”) shall be made to each Holder of Securities outstanding at the time of such offer, shall offer to purchase Securities at a purchase price of 101% of their principal amount and shall remain open for a period of not less than 30 days (or any longer period as is required by law).

(b)  If the Company is required to make an Excess Cash Flow Offer pursuant to this Section 4.14, no later than 105 days after the end of the applicable Excess Cash Flow Period, the Company will mail a notice of such Excess Cash Flow Offer to each Holder stating:

(1)  that the Company is offering to purchase Securities in an amount equal to the Excess Cash Flow Offer Amount (determined after giving effect to any prepayments, repayments, redemptions or purchases of Senior Indebtedness of the Company made pursuant to paragraph (a)(1) of this Section 4.14) at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant date to receive interest on the relevant interest payment date);

(2)  the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(3)  the instructions, as determined by the Company, consistent with this Section 4.14, that a Holder must follow in order to tender its Securities.

(c)  If the aggregate purchase price of the Securities tendered in connection with any Excess Cash Flow Offer exceeds the Excess Cash Flow Amount allotted to their purchase, the Company will select the Securities to be purchased on a pro rata basis but in denominations of $1,000 principal amount or multiples thereof. If the aggregate purchase price of the Securities tendered in connection with any Excess Cash Flow Offer is less than the Excess Cash Flow Amount allotted to their purchase, the Company shall be permitted to use the portion of the Excess Cash Flow Amount that is not applied to the purchase of Securities in connection with such Excess Cash Flow Offer for general corporate purposes. Upon completion of an Excess Cash Flow Offer, the Excess Cash Flow Amount with respect thereto will be deemed to be reduced by the aggregate amount of such Excess Cash Flow Offer.

(d)  Holders electing to have Securities purchased pursuant to an Excess Cash Flow Offer shall be required to surrender the Securities, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal

2

amount of the Securities which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Securities purchased.

(e)  On the purchase date with respect to any Excess Cash Flow Offer, all Securities purchased by the Company pursuant to such Excess Cash Flow Offer shall be delivered by the Company to the Trustee for cancellation, and the Company shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.

(f)  The Company will comply, to the extent applicable, with Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Securities pursuant to an Excess Cash Flow Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.14 by virtue of its compliance with such securities laws or regulations.”

D.                                    Section 6.01 (4) of the Indenture will be amended to read in its entirety as follows:

“(4)                            the Company fails to comply with Section 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11 or 4.14 (other than a failure to purchase Securities when required under Section 4.06, 4.10 or 4.14) and such failure continues for 30 days after the notice specified below;”

ARTICLE II

MISCELLANEOUS

A.                                   Definitions. The Original Indenture together with this Supplemental Indenture are sometimes collectively referred to in this document as the “Indenture.”  For the avoidance of doubt, references to any “Section” of the “Indenture” refer to such Section of the Original Indenture as supplemented and amended by this Supplemental Indenture. All capitalized terms which are used herein and not otherwise defined herein are used herein with the same meanings as in the Original Indenture. If a capitalized term is defined in the Original Indenture and this Supplemental Indenture, the definition in this Supplemental Indenture shall apply to the Indenture and the Securities.

B.                                     Effect of Supplemental Indenture; Effectiveness and Operation. This Supplemental Indenture shall be effective upon execution hereof by the Company and the Trustee. From and after such execution, the Amendments set forth herein shall be deemed to have modified the applicable articles or sections, or portions thereof, or clauses, of the Original Indenture. In all other respects, the Original Indenture is confirmed by the parties hereto as supplemented by the terms of this Supplemental Indenture. In the event that there is a conflict or inconsistency between the Original Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

C.                                     Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Supplemental Indenture by the Trust Indenture Act of 1939, as amended (the “TIA”), the required provision shall control. If any provision of this Supplemental Indenture modifies any TIA provision that may be so modified, such TIA provision shall be deemed to apply to this Supplemental

3

Indenture as so modified. If any provision of this Supplemental Indenture excludes any TIA provision that may be so excluded, such TIA provision shall be excluded from this Supplemental Indenture.

D.                                    Trustee. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

E.                                      Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

F.                                      Severability. In case any provisions in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

G.                                     Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

[signature page follows]

4

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

THERMADYNE HOLDINGS CORPORATION

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

“Guarantors”

C&G SYSTEMS, INC.

By:
Name:
Title:

C&G SYSTEMS HOLDING, INC.

By:
Name:
Title:

MECO HOLDING COMPANY

By:
Name:
Title:

PROTIP CORPORATION

By:
Name:
Title:

5

STOODY COMPANY

By:
Name:
Title:

THERMADYNE INDUSTRIES, INC.

By:
Name:
Title:

THERMADYNE INTERNATIONAL CORP.

By:
Name:
Title:

THERMADYNE RECEIVABLES INC.

By:
Name:
Title:

THERMAL ARC, INC.

By:
Name:
Title:

THERMAL DYNAMICS CORPORATION

By:
Name:
Title:

TWECO PRODUCTS, INC.

By:
Name:
Title:

VICTOR EQUIPMENT COMPANY

By:
Name:
Title: